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                                                                     EXHIBIT 4.5



                           CERTIFICATE OF DESIGNATIONS

                                       OF

                            SERIES E PREFERRED STOCK

                                       OF

                        DELPHI INFORMATION SYSTEMS, INC.


                         (Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware)




     Delphi Information Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), DOES HEREBY CERTIFY:

     That, pursuant to authority vested in the Board of Directors of the Corporation by its Certificate of Incorporation, and pursuant to the provisions of Section 151 of the General Corporation Law, the Board of Directors of the Corporation on December 29, 1993 adopted the following resolution providing for the issuance of a series of preferred Stock:

          RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation (hereinafter called the "Board of Directors" or the "Board") by the Certificate of Incorporation of the Corporation, a series of Preferred Stock, par value $.10 per share (the "Preferred Stock"), of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the powers, designations, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     1.   DESIGNATION AND AMOUNT.

     The shares of such series shall be designated as "Series E Preferred Stock" (the "Series E Preferred Stock") and the number of shares constituting the Series E Preferred Stock shall be 67,851. The Series E Preferred Stock shall be junior to the Corporation's Series A Preferred Stock (the "Series A Preferred Stock"), the Corporation's Series B Preferred Stock (the "Series B Preferred Stock"), the Corporation's Series C Preferred Stock (the "Series C Preferred Stock") and the Corporation's Series D Preferred Stock (the "Series D Preferred Stock") in all respects.

     2.   DIVIDENDS.

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          (a)  In the event of the exercise of the Conversion Rights (as defined in Section 5 below), or any liquidation, dissolution or winding up of the Corporation (within the meaning of Section 3 below), or redemption of the Series E Preferred Stock pursuant to Section 6 (each a "Dividend Event"), subject to the prior preferences and other rights of any capital stock of the Corporation ranking senior to the Series E Preferred Stock with respect to dividends, the holders of the Series E Preferred Stock shall be entitled to receive an annual dividend, in an amount per share (as adjusted proportionately for stock dividends, stock splits, combinations and similar corporate events) equal to $5.085 (the "Annual Dividend Amount"), on a cumulative basis for the period from the original issuance of the Series E Preferred Stock to the Dividend Event (pro rated for any partial year), payable in shares of Common Stock, par value $.10 (the "Common Stock") of the Corporation.

Such dividends on the Series E Preferred Stock shall be cumulative and shall rank prior to the Common Stock and any other shares of the capital stock of the Corporation that are junior to the Series E Preferred Stock so that if such dividends in respect of any previous or current annual dividend period shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for the Common Stock. The number of shares of Common Stock payable shall be determined by dividing the aggregate accrued but unpaid Annual Dividend Amounts by the average of the daily closing price per share of Common Stock, as reported on the NASDAQ National Market system, for the 30 trading days immediately prior to the Dividend Event and then multiplying that quotient by the number of shares of Series E Preferred Stock outstanding as of the date of the Dividend Event. If the total number of shares of Common Stock payable as a dividend to any holder of Series E Preferred Stock shall include a fraction, such number shall be rounded downward to the nearest whole share and the fraction shall be settled in cash. In the event that a dividend is paid at any time on the Common Stock, a like dividend shall be accrued on the shares of Common Stock that, upon the occurrence of a Dividend Event, shall be or become payable as a dividend pursuant to this Section 2(a), which amount shall be paid when such Common Stock is or becomes payable as a dividend.

          (b) No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or any other capital stock of the Corporation during any fiscal year of the Corporation unless a dividend (including the amount of any dividends paid currently pursuant to the provisions of Section 2(a)) is paid with respect to all outstanding shares of Series E Preferred Stock in an amount for each such share of Series E Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series E Preferred Stock could then be converted (or, if such payment date is prior to June 30, 1996 for all shares of Common Stock into which each share of Series E Preferred Stock would be convertible on such later date).

          (c) In the event the Corporation shall declare a distribution (other than any distribution described in Section 3) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series E Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series E Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series E Preferred Stock are convertible (inclusive of Common Stock payable as a dividend) as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such

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distribution (or, if such record date is prior to June 30, 1996, for all shares of Common Stock into which each share of Series E Preferred Stock would be convertible on such later date).

     3.   LIQUIDATION PREFERENCE.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and subject to the prior preferences and other rights of any capital stock of the Corporation ranking senior to the Series E Preferred Stock, the holders of the Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock or any other Series or class of stock which is junior to the Series E Preferred Stock by reason of their ownership thereof, the amount of $84.745 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus (i) the Annual Dividend Amounts then accrued (payable in shares of Common Stock pursuant to Section 2(a) hereof), and (ii) any other declared but unpaid dividends on such shares for each share of Series E Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock shall be insufficient to permit the payment to such holders of Series A Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the preferential amount due to them and to such holders of Series E Preferred Stock of the full aforesaid preferential amount due to them, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive; after payment to the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock of the preferential amount due to them, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series E Preferred Stock.

          (b) After payment to the holders of the Series E Preferred Stock of the amounts set forth in Section 3(a) above, and subject to the prior preferences and other rights of any capital stock of the Corporation ranking senior to the Series E Preferred Stock, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of (i) the Common Stock, (ii) any other Series or class of stock which is junior to the Series E Preferred Stock, and (iii) the Series A Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock in accordance with the respective terms and provisions thereof.

          (c) For purposes of this Section 3, (i) any acquisition of the Corporation by means of merger or consolidation with or into another corporation or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for cash, securities or other consideration issued, or caused to be issued, by the acquiring corporation or its parent or subsidiary and (ii) any sale of all or substantially all of the assets of the Corporation, shall, at the option of the holders of the Series E Preferred Stock, be treated as a liquidation, dissolution or winding up of the Corporation and each holder of Series E Preferred Stock shall have the right to exercise the Conversion Rights prior to any such event as provided in Section 5(a);

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          (d)  Whenever the distribution provided for in this Section 3 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

     4.   VOTING RIGHTS: RESTRICTIONS AND LIMITATIONS.

          (a) The holders of Series E Preferred Stock shall have no voting rights, except for those matters on which a vote of the holders of Series E Preferred Stock is required by law and except as set out below.

          (b) Without limiting the rights of the holders of Series E Preferred Stock to vote as a class, as required by law, the Corporation shall not, without first obtaining the approval of holders of greater than sixty-six and two-thirds percent (66 2/3%) of such shares of Series E Preferred Stock outstanding:

               (i) amend or repeal any provision of, add any provision to, or take any corporation action otherwise altering the Corporation's Certificate of Incorporation or Bylaws which would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the holders of Series E Preferred Stock so as to affect such holders adversely;

               (ii) reclassify any Common Stock or any other Series or class of stock which is junior to the Series E Preferred Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with the Series E Preferred Stock;

               (iii) apply any of its assets to the redemption, retirement, purchase or other acquisition directly or indirectly, through subsidiaries or otherwise, of any shares of Common Stock or any other Series or class of stock which is junior to the Series E Preferred Stock, except upon conversion of any convertible security in accordance with its terms or repurchases from employees of the Corporation upon termination of employment or pursuant to the Corporation's rights of first refusal; or

               (iv) increase the number of shares of Series E Preferred Stock beyond those authorized by this Certificate of Designations or issue any shares of Series E Preferred Stock to any person other than pursuant to the Agreement for Purchase and Sale of Stock dated as of December 30, 1993 among the Corporation, The Continental Corporation, Pacific Insurance Company and Insurnet, Incorporated (a copy of which is on file at the offices of the Corporation); or

               (v) issue any shares of any capital stock having any preference or priority as to dividends or assets superior to or on a parity with the Series E Preferred Stock (other than the issuance of up to 16,577 shares of Series D Preferred Stock in exchange, on a share for share basis, for the outstanding Series A Preferred Stock, which shares of Series A Preferred Stock will then be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue and other than up to 75,000 shares of Series C Preferred Stock) or amend the existing terms of any outstanding preferred stock so as to add any terms having such a preference or priority.

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     5.   CONVERSION.

     The holders of the Series E Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a) RIGHT TO CONVERT. Each share of Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after June 30, 1996, or at any time upon any liquidation, dissolution or winding up of the Corporation within the meaning of Section 3 above, or upon the occurrence of any of the events specified in Section_3(c) above, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (L) $84.745, plus (1) an amount equal to the Annual Dividend Amounts then accrued and unpaid thereon which are payable in shares of Common Stock pursuant to Section 2(a) hereof, and (2) any other declared but unpaid dividends on such shares by (M) the Series E Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion pursuant to this Section 5(a) or automatically converted pursuant to
Section 5(b), as the case may be. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series E Preferred Stock (the "Series E Conversion Price") shall be based upon the average of the daily closing price per share, as reported on the NASDAQ National Market System, for the thirty (30) trading days immediately prior to the date the certificate is surrendered for conversion; PROVIDED, HOWEVER, the maximum number of shares of Common Stock into which each share of Series E Preferred Stock may be converted at any time (the "Maximum Conversion Rate") is (P) $84.745 plus (1) an amount equal to the Annual Dividend Amounts then accrued and unpaid thereon which are payable in shares of Common Stock pursuant to Section 2(a) hereof, and (2) any other declared but unpaid dividends on such shares divided by (Q) the Maximum Conversion Rate Trigger Price, determined as hereinafter provided, on the date the certificate is surrendered for conversion pursuant to this Section 5(a) or automatically converted pursuant to Section 5(b), as the case may be; FURTHER PROVIDED, that the minimum number of shares of Common Stock into which each share of Series E Preferred Stock may be converted at any time (the "Minimum Conversion Rate") is (s) $84.745 plus (1) an amount equal to the Annual Dividend Amounts then accrued and unpaid thereon which are payable in shares of Common Stock pursuant to Section 2(a) hereof, and (2) any other declared but unpaid dividends on such shares divided by (r) the Minimum Conversion Rate Trigger Price, as determined as hereinafter provided, on the date the certificate is surrendered for conversion pursuant to this Section 5(a) or automatically converted pursuant to Section 5(b), as the case may be. The "Maximum Conversion Rate Trigger Price," as used herein, shall initially be $4.00, and shall be subject to adjustment as hereinafter provided. The "Minimum Conversion Rate Trigger Price," as used herein, shall initially be $8.00, and shall be subject to adjustment as hereinafter provided.

          (b) AUTOMATIC CONVERSION. Each share of Series E Preferred Stock, if not theretofore converted, shall automatically be converted on December 30, 1998 (the "Automatic Conversion Date") into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (X) $84.745 plus (1) an amount equal to the Annual Dividend Amounts then accrued and unpaid thereon which are payable in shares of Common Stock pursuant to Section 2(a) hereof, and (2) any other declared but unpaid dividends on such shares by (Y) the average of the daily closing price per share, as reported on the NASDAQ National Market System, for the thirty (30) trading days immediately prior to the Automatic Conversion Date, but not in excess of the Maximum Conversion Rate and not below the Minimum Conversion Rate.

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          (c)  MECHANICS OF CONVERSION.  In the case of any conversion pursuant to Section 5(a) hereof, before any holder of Series E Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. In the case of a conversion Pursuant to Section 5(b) hereof, the certificate for the shares of Common Stock to be issued shall be registered in the name of the holder or in such other name or names as the holder otherwise notifies the Corporation. The Corporation shall, as soon as practicable after any conversion, issue and deliver at such office to such holder of Series E Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and in payment of any dividends payable in Common Stock, together with any other dividends to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series E Preferred Stock to be converted, in the case of a conversion pursuant to Section 5(a) hereof, and on the Automatic Conversion Date, in the case of a conversion pursuant to
Section 5(b) hereof, and the person or persons entitled to receive the shares of Common Stock issuable upon any such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (d) ADJUSTMENTS TO TRIGGER PRICES FOR STOCK DIVIDENDS; COMBINATIONS OR SUBDIVISIONS OF COMMON STOCK. In the event that the Corporation at any time or from time to time after the date on which the Series E Preferred Stock is first issued shall declare or pay any dividend on the Common Stock (or on any other series or class of stock which is junior to the Series E Preferred Stock) payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series E Conversion Price, the Maximum Conversion Rate Trigger Price and the Minimum Conversion Rate Trigger Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay any dividend on the Common Stock (or on any other series or class of stock which is junior to the Series E Preferred Stock) payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

          In the event the Corporation makes any adjustment to the number of shares issuable upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock and is not otherwise required by the preceding terms of this Section 5(d) to make corresponding adjustments to the Series E Conversion Price, the Maximum Conversion Rate Trigger Price and the Minimum Conversion Rate Trigger Price, then the Series E Conversion Price, the Maximum Conversion Rate Trigger Price and the Minimum Conversion Rate Trigger Price in effect immediately prior to such adjustment shall, concurrently with the effectiveness of such adjustment, be proportionately decreased or increased, as appropriate; provided, however that no such adjustment pursuant to the terms of this sentence shall reduce the

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Maximum Conversion Rate Trigger Price to an amount less than $3.50 and provided further that no such adjustment shall be required as a result of the issuance of the shares of Series C Preferred Stock and Series D Preferred Stock permitted by
Section 4(b)(v).

          (e) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series E Preferred Stock against impairment.

          (f) CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Series E Conversion Price, the Trigger Price (and Maximum Conversion Rate and Minimum Conversion Rate) pursuant to this
Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series E Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of a holder of Series E Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series E Conversion Price, the Maximum Conversion Rate Trigger Price, the Minimum Conversion Rate Trigger Price and Maximum Conversion Rate and Minimum Conversion Rate for the Series E Preferred Stock at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series E Preferred Stock.

     6.   REDEMPTION.

          (a) All, or any part, of the Series E Preferred Stock may be redeemed at any time after the day on which such shares are first issued, by payment in cash of $84.745 per share plus (1) an amount equal to the Annual Dividend Amounts then accrued and unpaid thereon and (2) any other declared but unpaid dividends on such shares.

          (b) The Corporation shall, not less than 30 nor more than 60 days prior to the date for the redemption of the Series E Preferred Stock (the "Redemption Date"), give written notice (the "Redemption Notice") to each holder of record of Series E Preferred Stock. The Redemption Notice shall state:

               (i) The total number of shares of Series E Preferred Stock being redeemed;

               (ii) The number of shares of Series E Preferred Stock held by the holder which the Corporation intends to redeem;

              (iii) The Redemption Date and the amount payable pursuant to
Section 6(a) (the "Applicable Redemption Price"); and

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               (iv) The time and manner in, and place at which, the holder is to surrender to the Corporation its certificate or certificates representing the shares of Series E Preferred Stock to be redeemed.

          (c) On or before the Redemption Date, each holder of Series E Preferred Stock to be redeemed, unless the holder has exercised its right to convert the shares to be redeemed as provided in Section 5 prior to the giving of the Redemption Notice, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Applicable Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

          (d) If the Redemption Notice is duly given, and if on the Redemption Date the Applicable Redemption Price is paid or made available for payment, then, notwithstanding that the certificates evidencing any of the shares of Series E Preferred Stock have not been surrendered, the dividends with respect to such shares shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date cease and terminate, except only for the right of the holders to receive the Applicable Redemption Price without interest upon surrender of their certificates therefor as aforesaid.

          (e) If less than all outstanding shares of Series E Preferred Stock are to be redeemed, the number of shares redeemed from each holder shall be pro rated based on the number of shares held by such holder and the number of shares then outstanding.

     7.   MISCELLANEOUS.

          (a) ISSUE TAXES. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series E Preferred Stock or on payment of any dividend payable in shares of Common Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer request by any holder in connection with any conversion or income taxes or taxes measured by income of a holder of Series E Preferred Stock.

          (b) RESERVATION OF STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series E Preferred Stock and to pay any dividend payable in shares of Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series E Preferred Stock and to pay any dividend payable in shares of Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series E Preferred Stock and to pay any dividend payable in shares of Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

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          (c)  FRACTIONAL SHARES.  No fractional share shall be issued upon the conversion of any share or shares of Series E Preferred Stock or payment of any dividend payable in shares of Common Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series E Preferred Stock by a holder thereof or payable as a dividend to a holder of more than one share of Series E Preferred Stock shall be aggregated for purposes of determining whether the conversion or payment would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion or payment would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion or payment (as determined by reference to the average of the high and low stock price quoted in THE WALL STREET JOURNAL or as reported on NASDAQ for the day immediately prior to such conversion or payment).

          (d) PARTIAL CONVERSION OR REDEMPTION. In the event some but not all of a holder's shares represented by any certificate for Series E Preferred Stock are converted or redeemed, the Corporation shall execute and deliver to such holder a certificate or certificates registered in such holder's name or such name or names as such holder directs, for the number of shares of Series E Preferred Stock which was not converted or redeemed.

          (e) NOTICES. Any notice required by the provisions of this Certificate of Designations to be given to the holders of shares of Series E Preferred Stack shall be deemed given if deposited in the United States Certified first class or express mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

          (f) NOTICES OF RECORD DATE. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;
(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series E Preferred Stock:

               (1) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

               (2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

     8.   NO REISSUANCE OF PREFERRED STOCK.

     No share or shares of Series E Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

     IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its President and attested by its Secretary as of July 24, 1995.

                                        /s/ M. Denis Connaghan
                                        ---------------------------------------
                                        President

Attest:

/s/ John R. Sprieser
-----------------------------
Secretary